American Defense Systems, Inc. Plan of Compliance Accepted by NYSE
AMEX

Lillington NC August 3, 2011 – American Defense Systems, Inc. (“ADSI” or the “Company”) (NYSE Amex: EAG), a leading provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, announced today that NYSE Amex has accepted the Company’s plan of compliance (the “Plan”) submitted in response to a deficiency letter from NYSE Amex, LLC (the “Exchange”) based on their review of the Company’s Form 10-K for the period ended December 31, 2010 indicating that ADSI is not in compliance with certain continued listing standards as set forth in Part 10 of the Exchange’s Company Guide.

Specifically, the Exchange noted that the Company is not in compliance with (a) Section 1003(a)(i) of the Company Guide because it reported stockholders’ equity of less than $2,000,000 as of December 31, 2010 and losses from continuing operations and net losses in two of its three most recent fiscal years ended December 31, 2010, (b) Section 1003(a)(ii) of the Company Guide because it reported stockholders’ equity of less than $4,000,000 as of December 31, 2010 and losses from continuing operations and net losses in three of its four most recent fiscal years ended December 31, 2010 and (c) Section 1003(a)(iv) of the Company Guide because the Company has sustained losses which are so substantial in relation to the Company’s overall operations or the Company’s existing financial resources, or the Company’s financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.  Furthermore, the Company’s financial statements for the year ended December 31, 2010 contained an explanatory paragraph regarding the auditor’s substantial doubt about the Company’s ability to continue as a going concern.

In order to maintain listing of the Company’s common stock on Exchange, the Company submitted a Plan by June 15, 2011, addressing how the Company intends to regain compliance by August 31, 2011, with respect to Section 1003(a)(iv) of the Company Guide (the requirements of which are set forth in the immediately preceding paragraph), and November 16, 2012, with respect to Sections 1003(a)(i) (the requirements of which are set forth in the immediately preceding paragraph) and 1003(a)(ii) (the requirements of which are set forth in the immediately preceding paragraph).

The exchange has accepted the Company’s Plan and given the Company until August 31, 2011 to secure a large government contract and avoid any delisting proceedings. If a government contract is received, then the Company may be able to continue its listing during the Plan period, up to November 16, 2012, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with the Plan.  If the Company fails to submit a Plan acceptable to the Exchange or, if the Plan is accepted but the Exchange determines that the Company is not making progress consistent with the Plan or that the Company is not in compliance with all continued listing standards of the Company Guide by November 16, 2012, then the Company expects the Exchange will initiate delisting proceedings.

The Company’s common stock continues to trade on the Exchange under the symbol “EAG,” however, the Exchange has advised the Company that the Exchange is utilizing the financial status indicator fields in the Consolidated Tape Association’s Consolidated Tape System and Consolidated Quote Systems Low Speed and High Speed Tapes to identify companies that are in noncompliance with the Exchange’s continued listing standards. Accordingly, the Company will become subject to the trading symbol extension “.BC” to denote its noncompliance.

In addition, the Exchange staff notified the Company, in accordance with Section 1003(f)(v) of the Company Guide, that it deems it appropriate for the Company to effect a reverse stock split to address the low selling price per share of its common stock and that if a reverse stock split is not completed by November 16, 2011, the Exchange may consider suspending dealings in, or removing from the list, the Company’s common stock.

Company Contacts:

Gary Sidorsky
Chief Financial Officer
American Defense Systems, Inc.
Tel 516.390.9516
gsidorsky@adsiarmor.com